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                                                               EXHIBIT (a)(1)(h)

                  LIBERTY MEDIA AND ASCENT ENTERTAINMENT GROUP
               ANNOUNCE NEW DATE FOR COMMENCEMENT OF TENDER OFFER
                     FOR STOCK OF ASCENT ENTERTAINMENT GROUP


DENVER, COLORADO, February 28, 2000 -- Liberty Media Corporation (NYSE: LMG.A, LMG.B) and Ascent Entertainment Group, Inc. (Nasdaq: GOAL) announced today that Liberty Media's tender offer for all shares of Ascent Entertainment is expected to commence on Tuesday, February 29, 2000. The parties had previously announced that the tender offer was expected to commence on Monday, February 28, 2000. Pursuant to the tender offer, Liberty Media will offer to purchase all shares of stock of Ascent Entertainment at a net cash price of $15.25 per share.

                                   **********

         Investors and security holders are advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release, when they become available, because they will contain important information. The tender offer statement will be filed by Liberty Media Corporation with the Securities and Exchange Commission, and the solicitation/recommendation statement will be filed with the Commission by Ascent Entertainment Group, Inc. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Liberty Media Corporation and Ascent Entertainment Group, Inc. with the Commission at the Commission's web site at www.sec.gov. The tender offer statement and related offering materials may be obtained for free from Liberty Media Corporation by directing such request to: Liberty Media Corporation, 9197
S. Peoria Street, Englewood, Colorado 80112, Attention: Vivian J. Carr, telephone: (720) 875-5406, e-mail: vivian@libertymedia.com. The solicitation/recommendation statement and such other documents may also be obtained for free from Ascent Entertainment Group, Inc. by directing such request to: Ascent Entertainment Group, Inc., 1225 Seventeenth Street, Suite 1800, Denver, Colorado 80202, Attention: Arthur M. Aaron, telephone: (303) 308-7040, e-mail: aaron@ascentent.com.

                                   **********


CONTACT: LIBERTY MEDIA                      ASCENT ENTERTAINMENT
         Vivian Carr                        MEDIA CONTACT:  Arthur M. Aaron
         720-875-540                        303-308-7040
                                            INVESTOR CONTACT:  David A. Holden
                                            303-308-7033